Exhibit 10.1

EMPLOYMENT AGREEMENT

(As Amended and Restated Effective as of December 31, 2008)

This AGREEMENT (the “Agreement”) by and between Dril-Quip, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”), is made this      day of                 , 2008 and shall become effective as of December 31, 2008 (the “Effective Date”). This Agreement amends, restates and supersedes that certain Employment Agreement between the Company and the Executive dated                      (the “Prior Agreement”), which became effective as of the date on which the Company first received payment for shares of Common Stock that it sold pursuant to a Registration Statement on Form S-1 filed under the Securities Act of 1933 (“Initial Effective Date”).

In entering into this Agreement, the Board of Directors of the Company (the “Board”) desires to provide the Executive with substantial incentives to serve the Company as one of its senior executives performing at the highest level of leadership and stewardship, without distraction or concern over minimum compensation, benefits or tenure, manage the Company’s future growth and development, and maximize the returns to the Company’s stockholders. The Executive shares these objectives and desires to continue his employment with the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein and for other good and valuable consideration, the parties hereto agree with each other as follows:

1.	DEFINITIONS

A. Certain Definitions. As used herein, the following terms have the meanings assigned to them below:

“Account” shall have the meaning set forth in Section 3(G)(ii)(a).

“Account Year” shall have the meaning set forth in Section 3(G)(ii)(a).

“Accrued Obligations” shall have the meaning set forth in Section 5(A).

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the Effective Date.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Base Salary” shall have the meaning set forth in Section 3(A).

“Annual Bonus” shall have the meaning set forth in Section 3(B).

“Board” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Cause” means for the Company’s termination of the Executive’s employment:

(i) the Executive’s final conviction of a felony crime that enriched the Executive at the expense of the Company; provided, however, that after indictment, the Company may suspend the Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; or

(ii) the Executive’s continuing failure to substantially perform his duties and responsibilities hereunder (except by reason of the Executive’s incapacity due to physical or mental illness or injury) for a period of 45 days after the Required Board Majority has delivered to the Executive a written demand for substantial performance hereunder which specifically identifies the bases for the Required Board Majority’s determination that the Executive has not substantially performed his duties and responsibilities hereunder (that period being the “Grace Period”); provided, that for purposes of this clause (ii), the Company shall not have Cause to terminate the Executive’s employment unless

(a) at a meeting of the Board called and held following the Grace Period in the city in which the Company’s principal executive offices are located, of which the Executive was given not less than 10 days’ prior written notice and at which the Executive was afforded the opportunity to be represented by counsel, appear and be heard, the Required Board Majority shall adopt a written resolution which (1) sets forth the Required Board Majority’s determination that the failure of the Executive to substantially perform his duties and responsibilities hereunder has (except by reason of his incapacity due to physical or mental illness or injury) continued past the Grace Period and (2) specifically identifies the bases for that determination, and

(b) the Company, at the written direction of the Required Board Majority, shall deliver to the Executive a Notice of Termination for Cause to which a copy of that resolution, certified as being true and correct by the secretary or any assistant secretary of the Company, is attached.

“Change of Control” shall mean a change in control of the Corporation after the Effective Date, which shall be deemed to have occurred in any one of the following circumstances occurring after such date:

(i) there shall have occurred an event required to be reported with respect to the Corporation in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item or any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement;

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Stockholder Group shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding voting securities;

(iii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or

(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including, for this purpose, any new director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the Preamble.

“Compensation Committee” means the committee of the Board to which the Board has delegated duties respecting the compensation of executive officers and the administration of incentive plans, if any, intended to qualify for the Exchange Act Rule 16b-3 exemption.

“Compensatory Award” shall have the meaning set forth in Section 5(A)(iv).

“Confidential Information” shall have the meaning set forth in Section 9(A).

“Date of Termination” shall have the meaning set forth in Section 4(C).

“Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for either

(i) 180 consecutive Business Days or

(ii) in any two-year period, 270 nonconsecutive Business Days,

as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

“Disability Effective Date” shall have the meaning set forth in Section 4(A)(i).

“Effective Date” shall have the meaning set forth in the Preamble.

“Employment Period” means the period commencing on the Initial Effective Date and ending on the fifth anniversary of the Initial Effective Date; provided, that on the second anniversary of the Initial Effective Date and each anniversary of the Initial Effective Date thereafter, the Employment Period shall automatically renew for an additional one year without any further action by either the Company or the Executive, it being the intention of the parties that there shall be continuously a remaining term of not less than three years’ duration of the Employment Period until an event has occurred as described in, or one of the parties shall have made an appropriate election pursuant to, the provisions of Section 4.

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive” shall have the meaning set forth in the Preamble.

“Fair Market Value” shall have the meaning set forth in 2004 Plan.

“Final Expiration Date” shall have the meaning set forth in Section 5(A)(ii).

“Good Reason” means:

(i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any material failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s requiring the Executive to be based at any office located more than 50 miles from 13550 Hempstead Highway, Houston, Texas 77040;

(iv) any failure by the Company to comply with and satisfy the requirements of Section 11(C), provided that (a) the successor described in Section 11(C) has received, at least 10 days prior to the Date of Termination, written notice from the Company or the Executive of the requirements of such provision and (b) such failure to be in compliance and satisfy the requirements of Section 11 shall continue as of the Date of Termination; or

(v) any failure to reelect Executive as a member of the Board, Co-Chairman of the Board and Co-Chief Executive Officer or the removal of the Executive from any of such positions.

“Highest Price Per Share” shall mean the highest price per share that can be determined to have been paid or agreed to be paid for any share of Common Stock at any time during the six-month period immediately preceding the applicable date of determination. In determining the Highest Price Per Share, the price paid or agreed to be paid will be appropriately adjusted to take into account (i) distributions paid or payable in stock, (ii) subdivisions of outstanding stock, (iii) combinations of shares of stock into a smaller number of shares and (iv) similar events.

“Initial Effective Date” shall have the meaning set forth in the Preamble.

“Option Grant Date” shall have the meaning set forth in Section 3(C).

“Performance Period” shall have the meaning set forth in Section 3(B).

“Person” means any individual, firm, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Prior Agreement” shall have the meaning set forth in the Preamble.

“Prohibited Activity” shall have the meaning set forth in Section 10(A).

“Relevant Geographic Area” shall have the meaning set forth in Section 10(A).

“Remaining Employment Period” shall have the meaning set forth in Section 5(A)(ii).

“Required Board Majority” means a majority of the members of the Board at that time, which majority shall include at least a majority of members who have not been employees of the Company or any of its Affiliates.

“Stockholder Group” shall mean, to the extent such group is deemed to be a “person” under Section 13(d) of the Exchange Act, collectively, but not individually, J. Mike Walker, Larry E. Reimert, Reimert Family Partners, Ltd., Gary D. Smith and Four Smith’s Company, Ltd.

“2004 Plan” means the 2004 Incentive Plan of Dril-Quip, Inc., as amended and restated effective as of December 31, 2008.

“Window Period” shall mean the 365-day period immediately following any Change of Control.

B. Other Definitional Provisions.

(i) Except as otherwise specified herein, all references herein to any statute defined or referred to herein, including the Code and the Exchange Act, shall be deemed references to that statute or any successor statute, as the same may have been or may be amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

(ii) When used in this Agreement, the words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the word “Section” refers to a Section of this Agreement unless otherwise specified.

(iii) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes each other gender and the neuter.

(iv) The word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding such word, and the words “shall” and “will” are used interchangeably and have the same meaning.

2.	EMPLOYMENT

A. As of the Effective Date, the Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve as an employee of the Company, in accordance with, and subject to, the terms and provisions of this Agreement, during the Employment Period.

B. During the Employment Period, (i) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned on the Effective Date, which shall in any event include status as Co-Chairman of the Board and Co-Chief Executive Officer of the Company, and (ii) the Executive’s services shall be performed within the Houston, Texas metropolitan area.

C. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

3.	COMPENSATION

A. Annual Base Salary. An Annual Base Salary (the “Annual Base Salary”) shall be payable to the Executive by the Company as a guaranteed minimum annual amount hereunder for each 12-month period during the period from the Initial Effective Date to the Date of Termination. The Annual Base Salary shall be payable in the intervals consistent with the Company’s normal payroll schedules (but in no event less frequently than semi-monthly), and, subject to Section 3(D), shall be payable at the annual rate of $            .

B. Annual Bonus. For each 12-month period ending December 31 (the “Performance Period”), the Executive shall be awarded an Annual Bonus (the “Annual Bonus”) calculated in accordance with Exhibit 1. Any such Annual Bonus shall be paid in a single lump-sum payment on the March 7 next following the close of such Performance Period; provided, however, that if March 7 is not a Business Day, such payment shall be made on the next succeeding Business Day.

C. Stock Options. As a long-term incentive, the Executive shall be granted options to acquire such number shares of Common Stock on the first and each subsequent anniversary of the Initial Effective Date (each, an “Option Grant Date”) as shall equal (i) 300% of the Executive’s then-applicable Annual Base Salary divided by (ii) the Fair Market Value per share of Common Stock on the Option Grant Date. Such options shall be granted as a long-term incentive pursuant to the 2004 Plan or any successor or supplemental plan thereto, shall have a term of 10 years from the Option Grant Date and shall vest at the rate of 25% per year on each anniversary of the Option Grant Date.

D. Compensation Committee. The amount of the Annual Base Salary, the formulae used to determine the Annual Cash Bonus pursuant to Section 3(B) and the number of shares subject to options granted pursuant to Section 3(C) shall be reviewed at least annually by the Compensation Committee and shall be subject to increase (but not decrease) at any time and from time to time on a basis determined by the Compensation Committee, in the exercise of its sole discretion. Any such action taken by the Compensation Committee shall be evidenced by the written minutes or records of the Compensation Committee.

E. Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans that are tax-qualified under Section 401(a) of the Code, and all plans that are supplemental to any such tax-qualified plans, in each case to the extent that such plans are applicable generally to other executives of the Company and its Affiliates, but in no event shall such plans provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities that are, in each case, less favorable to the Executive, in the aggregate, than the most favorable plans of the Company and its Affiliates. As used in this Agreement, the term “most favorable” shall, when used with reference to any plans, practices, policies or programs of the Company and its Affiliates, be deemed to refer to the plans, practices, policies or programs of the Company and its Affiliates, as in effect at any time during the Employment Period and provided generally to other executives of the Company or its Affiliates, which are most favorable to the Executive.

F. Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company or its Affiliates (including medical, prescription, dental, vision, disability, salary continuance, group life and supplemental group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company or its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable such plans, practices, policies and programs of the Company and its Affiliates.

G. Reimbursement of Business and Other Expenses; Perquisites.

(i) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable plans, practices, policies and programs of the Company and its Affiliates and the provisions of Section 3(G)(v).

(ii) Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, policies and programs of the Company and its Affiliates applicable to similarly situated executives, subject to the following:

(a) The Company shall maintain a flexible perquisites spending account (the “Account”), which shall be credited with an amount of $25,000 on each January 1 during the Employment Period. During the calendar year commencing on such January 1 (the “Account Year”), the Executive may use the funds held in the Account to pay for the actual costs of (1) annual country club, luncheon and health club membership dues, (2) the portion of the costs of an automobile purchased or leased by the Company for the Executive’s use (including costs of insurance, repair and maintenance) that is allocated to the Executive as a result of his personal use of such automobile, (3) personal financial (including tax) counseling and return preparation by a firm chosen by the Executive, and (4) a mobile phone or phones. On the February 28 next following the close of such Account Year, the Company shall pay to the Executive a single lump-sum cash payment in an amount equal to the remaining balance, if any, of such Account after the satisfaction of all allowable costs or expenditures incurred during such Account Year.

(b) The Company shall pay for the initiation membership fee (including any bond requirements) for one country, luncheon or health club on behalf of the Executive.

(iii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance to the extent needed to fulfill his corporate responsibilities, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliates at any time during the Employment Period.

(iv) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, practices, policies and programs of the Company and its Affiliates. In addition, the Company acknowledges that the Executive may have substantial vacation time accrued during periods prior to the Effective Date. The Company agrees that the Executive shall be entitled to take any and all of such accrued vacation at any time notwithstanding any other provision of this Agreement.

(v) General Requirements Regarding Reimbursements. Any reimbursement to which the Executive may become entitled under this Section 3(G) and which is subject to Section 409A during one calendar year shall not affect the amount or availability of reimbursements in another calendar year. Any reimbursement of an eligible expense shall be paid no later than the earlier of (1) the date prescribed under the Company’s applicable policies and procedures or (2) the last day of Executive’s taxable year next following the taxable year in which the Executive incurred the reimbursable expense.

H. Personal Income Taxes. If the Executive relocates from a state without a personal income tax at the time of his relocation to a state having a personal income tax, or if the Executive resides in a state without a personal income tax on the Effective Date which subsequently adopts a personal income tax, then, in either case, the Company shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred. Any compensation to which the Executive may become entitled under this Section 3(H) shall be paid no later than the earlier of (i) the date prescribed by the Company’s applicable policies and procedures or (ii) the last day of Executive’s taxable year next following the taxable year in which the Executive remits such taxes.

4.	TERMINATION OF EMPLOYMENT

A. Termination. This Agreement may be terminated at any time during the Employment Period provided that the amounts and obligations set forth in Section 5 are paid and performed by the Company and only in the following events:

(i) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. Notwithstanding the foregoing, if the Company determines that there is no reasonable expectation of the Executive’s recovery and return to active employment, then, as of the date of such determination, (a) the Executive shall be deemed to have terminated his employment with the Company for purposes of determining when he shall receive the amounts to which he is entitled under Paragraph 5(A), and (b) the Company shall provide the Executive with continued compensation under this Section as a disability benefit equal to the compensation and benefits which he would otherwise have received had he continued in active service with the Company until such time as the Company could have terminated Executive under this section.

(ii) Good Reason; During a Window Period. The Executive may terminate his employment during the Employment Period (a) at any time for Good Reason or (b) for any reason during a Window Period. The Company may terminate the Executive’s employment (x) for any reason, including for Cause, during a Window Period or (y) for any reason other than for Cause at any time.

(iii) Cause or Voluntary Resignation (other than during a Window Period). The Company may terminate the Executive’s employment during the Employment Period for Cause and the Executive may terminate his employment during the Employment Period for any reason. Any termination of this Agreement that purportedly is pursuant to this Section 4(A)(iii) but which meets the more specific requirements of a termination pursuant to Section 4(A)(ii) shall be deemed for all purposes of this Agreement to be a termination pursuant to Section 4(A)(ii).

B. Notice of Termination. Any termination by the Company or the Executive pursuant to Section 4(A)(ii) or 4(A)(iii) shall be communicated by a “Notice of Termination” to the other party hereto. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

C. Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) if the Executive’s employment is terminated pursuant to Section 4(A)(ii) or 4(A)(iii), the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive’s employment is terminated by reason of the events set forth in Section 4(A)(i), the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.	OBLIGATIONS OF THE COMPANY UPON TERMINATION.

A. If, during the Employment Period, the Executive’s employment is terminated in accordance with Section 4(A)(i) or 4(A)(ii), the Company shall pay or provide to or in respect of the Executive, on the tenth Business Day next following the Date of Termination, all of the following amounts and benefits set forth in this Section 5(A):

(i) Executive shall receive a lump sum cash payment in an amount equal to the sum of (a) the Executive’s Annual Base Salary through the Date of Termination and (b) compensation for all of the Executive’s accrued vacation time based upon the Executive’s current Annual Base Salary (notwithstanding any limitation on payment for accrued vacation then set forth in the Company’s policies or practices), in each case to the extent not theretofore paid (the sum of the amounts described in clauses (a) and (b) shall be hereinafter referred to as the “Accrued Obligation”).

(ii) Executive shall receive a lump sum cash payment equal to the amount he would have received if (1) his employment had not been terminated and (2) his Annual Base Salary as of the Date of Termination had remained in effect and been paid to the

Executive pursuant to this Agreement for the period (the “Remaining Employment Period”) beginning on the Date of Termination and ending on the latest possible date of termination of the Employment Period in accordance with the definition of Employment Period (the “Final Expiration Date”).

(iii) Executive shall receive a lump sum cash payment in an amount equal to the Annual Bonus that would have been paid to the Executive pursuant to this Agreement for the Remaining Employment Period, assuming for such purpose that the Annual Bonus payable for each applicable period during the Remaining Employment Term would equal the highest amount paid pursuant to Section 3(B) in respect of the most recent three applicable 12-month periods (ending on September 30 and December 31, as the case may be) prior to the Date of Termination.

(iv) Effective as of the Date of Termination, the Company shall provide for (a) the immediate vesting and exercisability of, and termination of any restrictions on sale or transfer (other than any such restriction arising by operation of law) with respect to, each and every stock option, restricted stock award, restricted stock unit award and other equity-based award and performance award (each, a “Compensatory Award”) that is outstanding as of a time immediately prior to the Date of Termination, (b) the extension of the term during which each and every Compensatory Award may be exercised by the Executive until the earlier of (x) the first anniversary of the Date of Termination or (y) the date upon which the right to exercise any Compensatory Award would have expired if the Executive had continued to be employed by the Company under the terms of this Agreement until the Final Expiration Date, and (c) at the sole election of the Executive, in exchange for any or all Compensatory Awards that were vested as of December 31, 2004, and are either denominated in or payable in Common Stock, an amount in cash equal to the excess of (x) the Highest Price Per Share over (y) the exercise or purchase price, if any, of such Compensatory Awards.

(v) The Executive shall continue to receive medical, dental and life insurance coverage until he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or the later of (1) the death of the Executive, (2) the death of the Executive’s spouse and (3) the youngest child of the Executive reaching age 21; provided that (x) if the Executive is precluded from continuing his participation in any benefit plan or program as provided in clause (v), he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in clause (v) and (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis. Notwithstanding the foregoing, to the extent that any compensation or benefits payable under this Section 5(A)(5) are not attributable to the continuation of group health insurance pursuant to the requirements of Section 4980B of the Code or Part VI of Title I of the Employee Retirement Income Security Act of 1974, as amended, then any such payments shall be made no later than the close of the Executive’s taxable year next following the taxable year in which the related expenses are incurred.

B. If, during the Employment Period, the Executive’s employment is terminated in accordance with Section 4(A)(iii), the Company shall have no further obligations under this Section 5, other than for (i) the payment of Accrued Obligations and (ii) unless the termination in accordance with Section 4(A)(iii) is for Cause, receipt of the benefits and payments specified in Section 5(A)(v). In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash on the tenth Business Day next following the Date of Termination and the benefits and payments specified in Section 5(A)(v) shall be provided as set forth in such Section.

6.	NON-EXCLUSIVITY OF RIGHTS.

Except as provided in Section 5, nothing in this Agreement (including any termination pursuant to Section 4(A)(iii)) shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program of, or any contract or agreement with, the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, practice, policy or program or contract or agreement.

7.	FULL SETTLEMENT; RESOLUTION OF DISPUTES.

A. The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, mitigation or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any such payment pursuant to this Agreement), plus in each case interest on any delayed payment at the annual percentage rate which is three percentage points above the interest rate shown as the Prime Rate in the Money Rates column in the then most recently published edition of The Wall Street Journal (Southwest Edition), or, if such rate is not then so published on at least a weekly basis, the interest rate announced by Chase Manhattan Bank (or its successor), from time to time, as its Base Rate (or prime lending rate), from the date those amounts were required to have been paid or reimbursed to the Executive until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law. Any reimbursement pursuant to this Section 7 shall be made no later than the last day of the Executive’s taxable year next following the year in which such expense was incurred.

B. If there shall be any dispute between the Company and the Executive concerning (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause or Disability or occurred during a Window Period, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed or whether such termination occurred during a Window Period, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or Disability or that the determination by the Executive of the existence of Good Reason was not made in good faith or that the termination did not occur during a Window Period, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 5(A) as though such termination were by the Company without Cause or by the Executive with Good Reason or during a Window Period; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 7(B) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled. Notwithstanding the foregoing, if the Executive is a “specified employee” and incurs a “separation from service” (within the meaning such terms as defined in Section 409A), then any payments that would otherwise be payable under this Section 7(B) shall not be payable until the expiration of six months from the date of such separation from service. Operation of this Section 7(B) shall not result in the delay of any other payment to which the Executive is otherwise entitled upon his separation from service.

8.	CERTAIN TAX MATTERS.

If the Company, its affiliates, any person acquiring ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets or any other person to whom stock ownership is attributed pursuant to Section 318(a) of the Code makes any payment or distribution in the nature of compensation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, and whether paid or payable or distributed or distributable in cash, stock or any other form) and such payment or distribution constitutes a “parachute payment” as defined in Section 280G of the Code (or any successor provision thereto) which would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred. The Company hereby agrees to pay such additional compensation within the earlier to occur of (i) the fifth Business Day next following the date on which the Executive notifies the Company that the Executive intends to file a tax return taking the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of the Executive’s tax counsel (such tax counsel to be chosen solely by the Executive) that it is more likely than not that such excise tax is due and payable or (ii) the first Business Day following notice of or action by the Company that it intends to take the position that such excise tax is due and payable. The costs of obtaining the tax counsel opinion referred to in clause (i) of the preceding sentence shall be borne by the Company, and as long as such tax counsel was chosen by the Executive in good faith, the conclusions reached in such opinion shall not be challenged or disputed by the Company. If the Executive intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to the Executive’s tax liability by any federal, state or local tax authority, the Company will pay such additional compensation by delivering its cashier’s check payable in such amount to the Executive on the fifth Business Day next following the date on which the Executive notifies the Company of his intention to make such payment. Without limiting the obligation of the Company hereunder, the Executive agrees, in the event the Executive makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company which would afford the Company the ability to contest the imposition of such excise or similar purpose tax; provided, however, that the Executive will not be required to afford the Company any right to contest the applicability of any such excise or similar purpose tax to the extent that the Executive reasonably determines (based upon the opinion of his tax counsel) that such contest is inconsistent with the overall tax interests of the Executive. Any reimbursement that is payable pursuant to the terms of this Section 8 shall be made no later than the close of the Executive’s taxable year next following the taxable year in which the expense was remitted.

9.	CONFIDENTIAL INFORMATION.

A. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as “Confidential Information”). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Within 30 days of the termination of Executive’s employment for any reason, Executive shall return to Company all documents and other tangible items of or containing Company information which are in Executive’s possession, custody or control.

B. The Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive solely or jointly with any other Person or Persons during the Employment Period and which pertain primarily to the material business activities of the Company, and the Executive hereby assigns and agrees to assign all his interests therein to the Company or to its nominee; whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein. These obligations shall (i) continue beyond the Date of Termination with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by the Executive during the Employment Period and (ii) be binding upon the Executive’s assigns, executors, administrators and other legal representatives.

10.	COVENANT NOT TO COMPETE

A. Executive recognizes that in each of the highly competitive businesses in which the Company is engaged, personal contact is of primary importance in securing new customers and in retaining the accounts and goodwill of present customers and protecting the business of the Company. The Executive, therefore, agrees that during the Employment Period and, if the Date of Termination occurs by reason of the termination of Executive’s employment in accordance with Section 4(A)(iii), for a period of one year after the Date of Termination, he will not, within any country with respect to which he has devoted substantial attention to the material business interests of the Company or any of its Affiliates as of the Date of Termination without regard, in either case, to whether the Executive has worked at such location (the “Relevant Geographic Area”), with respect to only the Relevant Geographic Area, (i) accept employment or render service to any person that is engaged in a business directly competitive with the business then engaged in by the Company or any of its Affiliates or (ii) enter into or take part in or lend his name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, executive, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that would be competitive with the business of the Company or any of its Affiliates (all of the foregoing activities are collectively referred to as the “Prohibited Activity”).

B. In addition to all other remedies at law or in equity which the Company may have for breach of a provision of this Section 10 by the Executive, it is agreed that in the event of any breach or attempted or threatened breach of any such provision, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against the Executive prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. If the provisions of this Section 10 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.

C. The covenants of the Executive set forth in this Section 10 are independent of and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or the breach by the Company of any other agreement between the Company and the Executive shall not affect the validity of the provisions of this Section 10 or constitute a defense of the Executive in any suit or action brought by the Company to enforce any of the provisions of this Section 10 or seek any relief for the breach thereof by Executive.

D. The Executive acknowledges, agrees and stipulates that: (i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 10 are ancillary or a part of as contemplated by Tex. Bus. & Com. Code Ann. §§ 15.50-15.52; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement, including the provision by the Company of Confidential Information to the Executive as contemplated by Section 9, gives rise to the Company’s interest in restraining and prohibiting the Executive from engaging in the Prohibited Activity within the Relevant Geographic Area as provided under this Section 10, and the Executive’s covenant not to engage in the Prohibited Activity within the Relevant Geographic Area pursuant to this Section 10 is designed to enforce the Executive’s consideration (or return promises), including the Executive’s promise to not disclose Confidential Information under this Agreement.

11.	GENERAL PROVISIONS.

A. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would require the application of the laws of any other state or jurisdiction.

B. Section 409A. The following provisions shall apply to this Agreement, notwithstanding any provision to the contrary:

(i) This Agreement is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A. If a provision of the Agreement would result in the imposition of applicable taxes and interest under Section 409A, such provision may be reformed to avoid imposition of such taxes and interest and no action taken to comply with Code Section 409A shall be deemed to adversely affect any rights or benefits of the Executive hereunder.

(ii) This Agreement shall not be amended in a manner that would cause the Agreement or any amounts payable under the Agreement to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.

(iii) The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Agreement if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

(iv) The Company shall neither cause nor permit any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Section 409A to the extent applicable.

(v) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A as of the Executive’s Date of Termination, then any amounts or benefits which are payable under this Agreement upon the Executive’s “separation from service” within the meaning of Section 409A which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such separation from service shall be paid on the first Business Day next following the earlier of (a) the date that is six months and one day following the Date of Termination or (b) the date of Executive’s death.

(vi) For purposes of Section 409A, each payment under this Agreement shall be deemed to be a separate payment.

C. Successors.

(i) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors and other legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and may only be assigned to a successor described in Section 11(C)(iii).

(iii) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

D. Headings. The headings of Sections and subsections hereof are included for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

E. Amendments; Waivers. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and heirs, executors and other legal representatives.

F. Notices. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and (i) delivered in person with receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight courier with guaranteed next day delivery or (iv) sent by telex or telecopier to the party to whom directed at the following address: 13550 Hempstead Highway, Houston, Texas 77040, or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Any notice or other communication hereunder shall be effective when actually received by the addressee.

G. Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this clause (ii) shall not prohibit any modification allowed under Section 10) and (iii) if the effect of a holding or finding that any such provision is invalid, illegal or unenforceable is to modify to the

Executive’s detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Executive intended by the Company and the Executive in entering into this Agreement, the Company shall, within 30 days after the date of such finding or holding, negotiate and expeditiously enter into an agreement with the Executive which contains alternative provisions (reasonably acceptable to the Executive) that will restore to the Executive (to the extent lawfully permissible) substantially the same economic, substantive and income tax benefits and legal rights the Executive would have enjoyed had such provision been upheld as legal, valid and enforceable.

H. Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

I. No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including the right of the Executive to terminate employment for Good Reason or during a Window Period pursuant to Section 4 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

J. Entire Agreement. This agreement contains the complete and total understanding of the parties concerning the subject matter hereof and expressly supersedes any previous agreement between the parties relating to the subject matter hereof as well as any agreement between Executive and Dril-Quip, Inc., a Texas corporation.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

DRIL-QUIP, INC.

By:
[Name]
[Title]

[Executive]

EXHIBIT 1

DRIL-QUIP ANNUAL INCENTIVE PLAN

PERFORMANCE MEASURES AND AWARDS MATRIX

The Executive shall be entitled to an annual cash bonus equal to up to 120% of his then applicable Annual Base Salary, with (i) a bonus equal to up to 60% of the Annual Base Salary based on the Company’s actual earnings before interest and taxes (“EBIT”) measured relative to the Company’s budget or plan for each 12-month period ended December 31 and (ii) a bonus equal to up to 60% of the Annual Base Salary based on the Company’s return on capital (defined as (a) EBIT divided by (b) total assets less current liabilities) assessed relative to the Company’s industry peers during each 12-month period ended September 30. The Company’s budget or plan for each 12-month period utilized for purposes of clause (i) above, and the companies comprising the Company’s industry peers utilized for purposes of clause (ii) above, shall be as proposed by the Executive and approved by the Compensation Committee in the exercise of its reasonable discretion. The calculation of EBIT and return on capital for each applicable 12-month period shall be as determined by the Company’s independent public accountants and contained in a written report delivered to the Executive and the Compensation Committee. The determination of the return on capital for the industry peers, and the applicable performance percentages for purposes of the Incentive Awards Matrix set forth below, shall be made by the Compensation Committee in the exercise of its reasonable discretion. Amounts owing in respect of clause (i) and clause (ii) above shall be paid no later than 90 days following the end of each applicable 12-month period.

ANNUAL INCENTIVE AWARDS MATRIX

EBIT Element			ROCE Element
EBIT Performance as % of Budget		EBIT Incentive Pay as % of Base Salary	ROCE Performance (Relative to Industry Peers)	ROCE Incentive as % of Base Salary	Total Award Opportunity (% of Base Salary)
Maximum	130%	60.0	75th%ile	60.0	120%
	127	57.0	72	57.0	114
	124	54.0	69	54.0	108
	121	51.0	66	51.0	102
	118	48.0	63	48.0	96
	115	45.0	60	45.0	90
	112	42.0	58	42.0	84
	109	39.0	56	39.0	78
	106	36.0	54	36.0	72
	103	33.0	52	33.0	66
Target	100%	30.0	50%ile	30.0	60
	97	28.0	48	28.0	56
	94	26.0	46	26.0	52
	91	24.0	44	24.0	48
	88	22.0	42	22.0	44
	85	20.0	40	20.0	40
	82	18.0	38	18.0	36
	79	16.0	36	16.0	32
	76	14.0	34	14.0	28
	73	12.0	32	12.0	24
Threshold	70%	10.0	30th%ile	10.0	20
	<70%	0.0	0.0	0.0	0